EXHIBIT 99.1

News Release

MEDIA:	ANALYSTS:	Corporate Affairs
Ken Herz	Steve Lackey	One Mellon Center
(412) 234-0850	(412) 234-5601	Pittsburgh, PA 15258-0001
Ron Sommer	Andy Clark
(412) 236-0082	(412) 234-4633

FOR IMMEDIATE RELEASE

MELLON REPORTS HIGHER SECOND QUARTER EPS OF $0.40, ROE OF 19.5%

— Trust and investment fees increase by 5% —

PITTSBURGH, July 15, 2003 – Mellon Financial Corporation (NYSE:MEL) today announced second quarter 2003 income from continuing operations of $173 million, or 40 cents per share. This compares with income from continuing operations, before the cumulative effect of a change in accounting principle, of $167 million, or 38 cents per share, in the first quarter of 2003 and income from continuing operations of $106 million, or 24 cents per share, in the second quarter of 2002. Results for the second quarter of 2002 included a provision for credit losses of $160 million compared with a provision of $3 million in the second quarter of 2003. Net income for the second quarter of 2003 totaled $175 million, or 41 cents per share. This compares with net income of $161 million, or 37 cents per share, in the first quarter of 2003 and $109 million, or 25 cents per share, in the second quarter of 2002. See page 4 for summary financial data for the comparable periods.

Below are key comparisons of the Corporation’s performance in the second quarter of 2003 compared with the first quarter of 2003 (percentage changes are unannualized).

•	Trust and investment fee revenue in the second quarter of 2003 was $717 million, an increase of 5 percent from the first quarter of 2003, due principally to higher investment management fees ($16 million, including performance fees of $8 million), higher institutional trust and custody fees ($7 million), seasonal increase in securities lending revenue ($7 million) and higher revenue relating to seasonal out-of-pocket expense reimbursements from clients ($6 million).

•	Assets under management increased $46 billion to $612 billion at June 30, 2003, from $566 billion at March 31, 2003, due to a combination of market appreciation and net positive flows.

•	Total revenue in the second quarter of 2003 was $1.038 billion, an increase of 3 percent from the first quarter of 2003, due principally to the increase in trust and investment fees ($35 million), net interest revenue ($8 million), financing related revenue ($6 million), and securities gains ($10 million) which more than offset lower foreign exchange revenue ($10 million) and higher losses from equity investments ($21 million).

•	Total staff expense in the second quarter of 2003 was $460 million, an increase of 2 percent from the first quarter of 2003, due principally to higher incentives ($11 million) and increased severance ($4 million), partially offset by lower levels of base compensation ($7 million). During this period the headcount of the Corporation declined by approximately 500 to 21,700.

Mellon Reports Earnings

July 15, 2003

•	Total operating expense in the second quarter of 2003 was $783 million, an increase of 3 percent from the first quarter of 2003, due principally to the increased level of staff expense (as noted above), higher seasonal out-of-pocket client reimbursable expenses ($6 million), the translation impact of the weaker dollar on non-US expenses ($3 million) and a charge at a subsidiary in Australia related to the reconciliation of client accounts related to actions which principally occurred prior to the increase in the Corporation’s ownership from 30 percent to 100 percent of the company ($5 million).

•	The Corporation’s pre-tax operating margin of 25 percent in the second quarter of 2003 was unchanged from the first quarter of 2003. The Asset Management Group’s pre-tax operating margin improved to 32 percent in the second quarter of 2003 from 31 percent in the first quarter of 2003 due to an increase in the pre-tax operating margin for the Institutional Asset Management sector from 6 percent to 19 percent. The Corporate and Institutional Services Group’s pre-tax operating margin was unchanged at 21 percent.

•	The effective tax rate was 31.4 percent for the second quarter of 2003 and is expected to be approximately the same level for the remainder of 2003.

•	The Corporation continued to reduce its credit risk profile. Total loans and commitments declined by $1.2 billion in the second quarter of 2003 compared to the first quarter of 2003. The provision for credit losses during the second quarter of 2003 was $3 million, compared to $4 million in the first quarter of 2003. Net credit related losses totaled $2 million in the second quarter of 2003, compared to $5 million in the first quarter of 2003. During the second quarter of 2003 the level of nonperforming loans increased by $15 million to $60 million.

“For the first time in five quarters we have been able to deliver significant growth in our trust and investment fees over the prior period. This performance reflects a combination of investment performance and new business generation in our Asset Management and Asset Servicing businesses and an improvement in equity market conditions during the second quarter. While we are seeing active pipelines in all of our businesses, we remain concerned about the pace of the economic recovery and continue to be very focused on expense management,” said Martin G. McGuinn, Mellon chairman and chief executive officer.

The Corporation also declared a quarterly common stock dividend of 14 cents per share. This cash dividend is payable on Friday, August 15, 2003, to shareholders of record at the close of business on Thursday, July 31, 2003.

All information in this earnings release is reported on a continuing operations basis, before the cumulative effect of a change in accounting principle recorded in the first quarter of 2003, unless otherwise noted. Net income amounts include the results of discontinued operations, discussed further on page 22.

Mellon Financial Corporation is a global financial services company. Headquartered in Pittsburgh, Mellon is one of the world’s leading providers of financial services for institutions, corporations and high net worth individuals, providing institutional asset management, mutual funds, private wealth management, asset servicing, human resources services and treasury services. Mellon has approximately $3.1 trillion in assets under management, administration or custody, including $612 billion under management. Its asset management companies include The Dreyfus Corporation and U.K.-based Newton Investment Management Limited. News and other information about Mellon is available at www.mellon.com.

Mellon Reports Earnings

July 15, 2003

Martin G. McGuinn, chairman and chief executive officer; Steven G. Elliott, senior vice chairman; and Michael A. Bryson, chief financial officer, will host a conference call and simultaneous webcast at 2:30 p.m. EDT on Tuesday, July 15, 2003. This conference call and webcast will include forward-looking information and may include other material information. Persons wishing to access the conference call and webcast may do so by dialing (877) 261-8990 (U.S.) and (847) 619-6441 (international) or by logging on to www.mellon.com. A series of graphics related to the topics to be discussed in the conference call and webcast will be available at www.mellon.com beginning at approximately 1 p.m. EDT on July 15, 2003. Replays of the conference call and webcast will be available beginning July 15, 2003 at approximately 6 p.m. EDT until Tuesday, July 29, 2003 at 5 p.m. EDT by dialing (800) 479-6248 (U.S.) or (402) 220-5162 (international). The archived version of the conference call, webcast and related graphics will also be available at www.mellon.com for the same time period.

This earnings release contains statements relating to future results of the Corporation that are considered “forward-looking statements.” These statements, which may be expressed in a variety of ways, including the use of future or present tense language, relate to, among other things, effective tax rates; the impact on investment management fees of changes in the Standard & Poor’s 500 Index; the loss content of loans on nonperforming status; levels of deposits; and annual occupancy expense. These forward-looking statements, and other forward-looking statements contained in other public disclosures of the Corporation which make reference to the cautionary factors contained in this earnings release, are based on assumptions that involve risks and uncertainties and that are subject to change based on various important factors (some of which are beyond the Corporation’s control). Actual results may differ materially from those expressed or implied as a result of these risks and uncertainties, including, but not limited to, the level of tax-free income; changes in the mix of assets under management; and change in the relevant benchmark to measure changes in investment management fees as well as other risks and uncertainties detailed elsewhere in this earnings release. All statements speak only as of July 15, 2003, and the Corporation undertakes no obligation to update any statement to reflect events or circumstances after July 15, 2003, or to reflect the occurrence of unanticipated events.

Note:  Detailed supplemental financial information follows.

Mellon Reports Earnings

July 15, 2003

SUMMARY FINANCIAL DATA

Mellon Financial Corporation

	Quarter ended			Six months ended
(dollar amounts in millions, except per share amounts; common shares in thousands)	June 30, 2003	March 31, 2003	June 30, 2002	June 30, 2003	June 30, 2002

Continuing operations (a):
Diluted earnings per share	$.40	$.38	$.24	$.78	$.71
Income from continuing operations	$173	$167	$106	$340	$317
Return on equity (annualized)	19.5%	19.8%	12.6%	19.7%	18.8%

Net income (b):
Diluted earnings per share	$.41	$.37	$.25	$.78	$.73
Net income	$175	$161	$109	$336	$325
Return on equity (annualized)	19.7%	19.2%	13.0%	19.4%	19.3%

Fee revenue as a percentage of fee and net interest revenue (FTE) (c)	84%	84%	86%	84%	86%
Trust and investment fee revenue as a percentage of fee and net interest revenue (FTE) (c)	69%	67%	70%	68%	70%
Pre-tax operating margin (FTE)	25%	25%	16%	25%	23%
Average common shares and equivalents outstanding:
Basic	431,253	431,431	437,719	431,341	440,784
Diluted	433,304	433,102	441,013	433,133	444,291

Average balances

Money market investments	$2,765	$3,122	$2,128	$2,943	$2,331
Trading account securities	761	814	748	787	718
Securities	11,655	11,740	9,982	11,697	9,725

Total money market investments and securities	15,181	15,676	12,858	15,427	12,774
Loans	7,915	8,212	9,662	8,063	9,372
Funds allocated to discontinued operations	—	—	246	—	360

Total interest-earning assets	23,096	23,888	22,766	23,490	22,506
Total assets	34,339	35,253	33,398	34,792	33,217
Deposits	19,067	21,376	17,918	20,215	17,713
Total shareholders’ equity	3,554	3,412	3,350	3,483	3,403

(a)	Continuing operations results for the first quarter and first six months of 2003 exclude the cumulative effect of a change in accounting principle, as discussed further on page 22.
(b)	Net income amounts include results of discontinued operations, discussed further on page 22.
(c)	See page 5 for the definition of fee revenue.

Note:  All calculations are based on unrounded numbers. FTE denotes presentation on a fully taxable equivalent basis.

Mellon Reports Earnings

July 15, 2003

Noninterest Revenue

	Quarter ended			Six months ended
(dollar amounts in millions, unless otherwise noted)	June 30, 2003	March 31, 2003	June 30, 2002	June 30, 2003	June 30, 2002

Trust and investment fee revenue:
Investment management	$334	$318	$355	$652	$725
Human resources services (a)	245	240	264	485	533
Institutional trust and custody	116	109	125	225	242
Securities lending revenue	22	15	24	37	43

Total trust and investment fee revenue	717	682	768	1,399	1,543
Cash management revenue	74	75	71	149	139
Foreign exchange revenue	28	38	37	66	72
Securities trading revenue	4	5	6	9	10
Financing-related revenue	38	32	38	70	72
Equity investment revenue	(18)	3	(5)	(15)	16
Other revenue	10	6	8	16	14

Total fee and other revenue	853	841	923	1,694	1,866
Gains on sales of securities	21	11	—	32	—

Total noninterest revenue	$874	$852	$923	$1,726	$1,866

Fee revenue as a percentage of fee and net interest revenue (FTE)	84%	84%	86%	84%	86%
Trust and investment fee revenue as a percentage of fee and net interest revenue (FTE)	69%	67%	70%	68%	70%
Market value of assets under management at period end (in billions)	$612	$566	$588
Market value of assets under administration or custody at period end (in billions)	$2,510	$2,300	$2,213

S&P 500 Index—period end	975	848	990	975	990
S&P 500 Index—daily average	938	861	1,070	900	1,100

(a)	Amounts do not necessarily agree with those presented in Business Sectors on page 14, which include net interest revenue (expense) and revenue transferred between sectors under revenue transfer agreements. Additionally, sector amounts are reported on a fully taxable equivalent (FTE) basis.

Note:  For analytical purposes, the term “fee revenue,” as utilized throughout this earnings release, is defined as total noninterest revenue less gains on the sales of securities.

Fee revenue

Fee revenue of $853 million in the second quarter of 2003 increased $12 million, or 2% (unannualized), from the first quarter of 2003, due to a 5% (unannualized) increase in trust and investment fee revenue, and the translation impact of the weaker dollar on non-U.S. revenues, which more than offset a decrease in equity investment revenue and foreign exchange revenue. As discussed further under the applicable fee categories on the following pages, the 5% increase in trust and investment fee revenue was principally due to higher investment management fees and institutional trust and custody fees from improved equity market conditions, net new business, higher performance fees and higher revenue relating to out-of-pocket expense reimbursements from clients. Out-of-pocket expense reimbursements are recorded as fee revenue in accordance with a previous Financial Accounting Standards Board (FASB) staff announcement, and totaled

Mellon Reports Earnings

July 15, 2003

$31 million in the second quarter 2003 compared with $25 million in the first quarter 2003 and $33 million in the second quarter 2002. Client reimbursable out-of-pocket expenses are recorded as operating expenses, as discussed on page 12.

Fee revenue decreased $70 million, or 8%, in the second quarter of 2003 from $923 million in the second quarter of 2002, primarily due to lower trust and investment fee revenue, as well as lower equity investment revenue and foreign exchange revenue. The decrease in trust and investment fee revenue was principally due to lower mutual fund management fees and lower human resources services fees as well as the Dec. 31, 2002, formation of the global custody joint venture ABN AMRO Mellon Global Securities Services B.V. A portion of the Corporation’s global custody operations are now part of the joint venture, which resulted in a $8 million reduction in fee revenue in the second quarter 2003 compared with the second quarter 2002.

Investment management fee revenue

Investment management fee revenue increased $16 million, or 5% (unannualized), in the second quarter of 2003 compared with the first quarter 2003, and decreased $21 million, or 6%, compared with the second quarter of 2002. The increase compared with the first quarter of 2003 primarily resulted from higher institutional asset management fees reflecting higher performance fees, the impact of improved equity markets and net new business. Of the $16 million increase in investment management fees from the first quarter of 2003, $8 million is from higher performance fees and the remaining increase is primarily the estimated impact of market appreciation on equity assets under management, net new business generated in the second quarter and the impact of one more day. Of the $21 million decrease compared with the second quarter of 2002, $15 million primarily resulted from lower equity assets under management due to the estimated impact of market depreciation and the remaining decrease is primarily from lower levels of equity and money market assets under management due to outflows.

The Corporation estimates that a sustained (one-year) 100-point change in the S&P 500 Index, when applied to the Corporation’s mix of assets under management, would result in a change of approximately $45 million to $60 million annually in investment management fees. For a given quarterly reporting period the actual impact may vary from what might be estimated using that sensitivity, since Institutional Asset Management records investment management revenue based on quarter-end asset levels, Mutual Funds based on daily levels and Private Wealth based on prior months levels. The actual impact will also vary with changes in asset mix, the timing of flows, the relationship of other benchmarks used versus the S&P 500 index and other factors. The relevant changes in the S&P 500 index for the second quarter of 2003 compared with prior quarters is as follows.

S&P 500 Index				June 30, 2003 compared with
	Quarter ended			March 31, 2003		June 30, 2002
	June 30, 2003	March 31, 2003	June 30, 2002	Index	%	Index	%

Period-end	975	848	990	127	14.9%	(15)	(1.5)%
Daily average	938	861	1,070	77	9.0%	(132)	(12.3%)

Mellon Reports Earnings

July 15, 2003

Performance fees are earned by investment managers as the investment performance of their products exceeds various benchmarks. Performance fees totaled $8 million in the second quarter of 2003 compared with less than $1 million in the first quarter of 2003 and $4 million in the second quarter of 2002, and are included in institutional investment management fees. Mutual fund management fees are based upon the daily average net assets of each fund. As shown in the following table, fees from proprietary equity mutual funds, and bond and fixed-income funds each increased $4 million, while fees from proprietary money market funds decreased $5 million in the second quarter of 2003 compared with the first quarter of 2003. Fees from proprietary equity mutual funds decreased $14 million and fees from money market funds decreased $10 million compared with the second quarter of 2002.

The average net assets of proprietary mutual funds managed in the second quarter of 2003 were $175 billion, down $6 billion, or 3%, from $181 billion in the first quarter of 2003, and down $24 billion, or 12%, from $199 billion in the second quarter of 2002, primarily reflecting a lower average level of money market funds. Proprietary equity funds averaged $37 billion in the second quarter of 2003, an increase of $3 billion, or 6%, compared with $34 billion in the first quarter of 2003, and a decrease of $9 billion, or 20%, compared with $46 billion in the second quarter of 2002.

Investment management fee revenue	Quarter ended			Six months ended
(in millions)	June 30, 2003	March 31, 2003	June 30, 2002	June 30, 2003	June 30, 2002

Managed mutual funds (a):
Equity funds	$55	$51	$69	$106	$139
Money market funds	68	73	78	141	154
Bond and fixed-income funds	39	35	35	74	70
Nonproprietary	8	9	9	17	17

Total managed mutual funds	170	168	191	338	380
Institutional	86	73	84	159	183
Private clients	78	77	80	155	162

Total investment management fee revenue	$334	$318	$355	$652	$725

(a)	Net of quarterly mutual fund fees waived and fund expense reimbursements of $10 million in each quarter and $20 million for both six month periods presented in the table above.

As shown in the following table, the market value of assets under management was $612 billion at June 30, 2003, a $46 billion, or 8% (unannualized), increase from $566 billion at March 31, 2003, and a $24 billion, or 4%, increase from $588 billion at June 30, 2002. The $612 billion of assets managed were comprised as follows: 32% equities; 21% fixed income; 29% money market; 8% overlay and global fixed-income products; and 10% securities lending cash collateral.

Mellon Reports Earnings

July 15, 2003

Market value of assets under management at period end (in billions)	June 30, 2003		March 31, 2003	Dec. 31, 2002	Sept. 30, 2002	June 30, 2002

Mutual funds managed:
Equity funds	$38		$33	$36	$34	$43
Money market funds	117		115	126	125	123
Bond and fixed-income funds	27		27	27	27	26
Nonproprietary	21	(a)	18	18	17	21

Total mutual funds managed	203		193	207	203	213
Institutional (b)	356	(a)	326	326	313	326
Private clients	53		47	48	46	49

Total market value of assets under management	$612		$566	$581	$562	$588
S&P 500 Index—period end	975		848	880	815	990
S&P 500 Index—daily average	938		861	887	895	1,070

(a)	At June 30, 2003, the combined market values of $21 billion of nonproprietary mutual funds and $356 billion of institutional assets managed, by asset type, were as follows: $103 billion equities, $24 billion balanced, $84 billion fixed income, $117 billion money market (which includes securities lending assets of $59 billion); and $49 billion in overlay and global fixed-income products, for a total of $377 billion.
(b)	Includes assets managed at Pareto Partners of $35 billion at June 30, 2003, $30 billion at March 31, 2003, $32 billion at Dec. 31, 2002, $32 billion at Sept. 30, 2002, and $35 billion at June 30, 2002. The Corporation has a 30% equity interest in Pareto Partners, which is accounted for under the equity method of accounting.

Changes in market value of assets under management (in billions)	Second quarter 2003	June 30, 2002 to June 30, 2003

Market value of assets under management at beginning of period	$566	$588
Net inflows (a):
Long-term	4	7
Money market	9	8

Total net inflows	13	15
Net market appreciation (a)	33	6
Acquisitions/transfers	—	3

Market value of assets under management at June 30, 2003	$612	$612

(a)	Preliminary.

Institutional trust and custody revenue

Institutional trust and custody revenue increased $7 million, or 6% (unannualized), in the second quarter of 2003 compared to the first quarter of 2003, and decreased $9 million, or 7%, compared with the second quarter of 2002. The increase compared with the first quarter of 2003 was due to net new business and the improved market conditions. The decrease compared with the second quarter 2002 was principally due to the formation of the ABN AMRO Mellon global custody joint venture on Dec. 31, 2002. Excluding the impact of the joint venture, institutional trust and custody fees were essentially flat compared with the second quarter of 2002 as net new business was offset by slowdowns in discretionary spending.

As shown in the following table, assets under administration or custody totaled $2.510 trillion at June 30, 2003, an increase of $210 billion, or 9%, compared with $2.300 trillion at March 31, 2003 and $297 billion, or 13%, compared with $2.213 trillion at June 30, 2002. The increase compared with March 31, 2003 resulted from market appreciation and the positive effect of favorable foreign exchange rates.

Mellon Reports Earnings

July 15, 2003

Market value of assets under administration or custody at period end (in billions)	June 30, 2003	March 31, 2003	Dec. 31, 2002	Sept. 30, 2002	June 30, 2002

Market value of assets under administration or custody (a)(b)	$2,510	$2,300	$2,276	$2,209	$2,213

S&P 500 Index—period-end	975	848	880	815	990
S&P 500 Index—daily average	938	861	887	895	1,070

(a)	Includes $382 billion of assets at June 30, 2003; $327 billion at March 31, 2003; $322 billion at Dec. 31, 2002; $315 billion at Sept. 30, 2002; and $326 billion at June 30, 2002, administered by CIBC Mellon Global Securities Services, a joint venture between the Corporation and the Canadian Imperial Bank of Commerce.
(b)	Assets administered by the Corporation under ABN AMRO Mellon Global Securities Services B.V., a joint venture of the Corporation and ABN AMRO, included in the table above, were $262 billion at June 30, 2003; $218 billion at March 31, 2003 and $221 billion at Dec. 31, 2002. Assets administered by the Corporation under ABN AMRO Mellon, a previous strategic alliance of the Corporation and ABN AMRO, included in the table above, were $157 billion at Sept. 30, 2002 and $166 billion at June 30, 2002.

Securities lending revenue

Securities lending revenue totaled $22 million in the second quarter of 2003 compared with $15 million in the first quarter of 2003 and $24 million in the second quarter of 2002. The increase compared with the first quarter of 2003 primarily resulted from higher seasonal volumes which more than offset narrower margins. The average level of securities on loan totaled $67 billion in the second quarter of 2003 compared with $55 billion in the first quarter of 2003 and $62 billion in the second quarter of 2002.

Human resources services fee revenue

Human resources services fee revenue generated from consulting, outsourcing and investor services totaled $245 million in the second quarter of 2003, an increase of $5 million, or 2% (unannualized), from the first quarter of 2003 primarily due to higher revenue relating to seasonal out-of-pocket expense reimbursements from clients. Human resources services fee revenue decreased $19 million, or 7%, from the second quarter of 2002. This decrease resulted from a 12% decrease in outsourcing revenues, reflecting the loss of revenues from former Unifi Network customers that had indicated their decision to terminate business prior to the closing of the acquisition in 2002, continued weakness in discretionary project spending by large corporate customers as well as lower volumes due to fewer clients and benefit plan participants, partially offset by new business. Consulting fee revenues decreased 9% compared with the second quarter of 2002 due principally to a slowdown in discretionary spending by large corporate customers since the first half of 2002.

Cash management revenue

Cash management fee revenue of $74 million in the second quarter of 2003 decreased $1 million, or 1% (unannualized), compared with the first quarter of 2003, and increased $3 million, or 5%, compared with the second quarter of 2002. The increase compared with the second quarter of 2002 primarily resulted from higher volumes of electronic and lockbox services. Fee revenue also increased due to the declining interest rate environment which resulted in lower compensating balance earnings for those customers maintaining balances in lieu of paying fees. Cash management fee revenue does not include revenue from customers holding compensating balances on deposits in lieu of paying cash fees. The earnings on these compensating balances are recognized in net interest revenue.

Mellon Reports Earnings

July 15, 2003

Foreign exchange revenue

Foreign exchange revenue totaled $28 million in the second quarter of 2003, a $10 million, or 28% (unannualized), decrease compared with the first quarter of 2003, and a $9 million or 26% decrease compared with the second quarter of 2002. These decreases relate to costs associated with hedging specific customer-driven options contracts during a period of market volatility offset, in part, by higher client revenue.

Financing-related revenue

Financing-related revenue primarily includes loan commitment fees; letters of credit and acceptance fees; gains or losses on securitizations, loan sales and lease residuals; and returns from corporate-owned life insurance. Financing-related revenue increased $6 million, or 20%, in the second quarter of 2003 compared with the first quarter of 2003, and remained unchanged compared with the second quarter of 2002. The increase compared with the first quarter of 2003 primarily reflects benefits received on corporate owned life insurance.

Equity investment revenue

Equity investment revenue, which includes realized and unrealized gains and losses on venture capital and non-venture capital investments, was a loss of $18 million in the second quarter of 2003 compared with income of $3 million in the first quarter of 2003 and a loss of $5 million in the second quarter of 2002. Losses from venture capital activities totaled $13 million in the second quarter of 2003 as negative valuation adjustments of third party indirect funds, and, to a lesser degree, direct investments, were partially offset by realized gains from third party indirect funds. Results from venture capital activity were a gain of $1 million in the first quarter of 2003 and a loss of $5 million in the second quarter of 2002. Equity income from non-venture capital investments accounted for under the equity method of accounting, and other gains/losses from equity investments totaled a loss of $5 million in the second quarter of 2003 compared with gains of $2 million in the first quarter of 2003 and less than $1 million in the second quarter of 2002. The loss from non-venture capital investments in the second quarter of 2003 primarily resulted from losses recorded in an investment in a Brazilian financial institution related to a tax settlement.

Gains on sales of securities

The gains on the sales of securities of $21 million in the second quarter of 2003 resulted from the sale of $485 million of mortgage-backed securities. The sales and subsequent reinvestment of proceeds were undertaken to reduce the exposure of the portfolio to mortgage prepayments. At June 30, 2003, net unrealized gains remaining in the Corporation’s available for sale portfolio were $201 million, unchanged from March 31, 2003.

Year-to-date 2003 compared with year-to-date 2002

Fee revenue for the first six months of 2003 totaled $1.694 billion, a $172 million, or 9%, decrease compared with the first six months of 2002, primarily due to a 9% decrease in trust and investment fee revenue, lower equity investment revenue and lower foreign exchange revenue. The decrease in trust and investment fee revenue primarily resulted from a shift in the mix and a lower average level of assets under management, lower human resources services revenue and the Dec. 31, 2002, formation of the global

Mellon Reports Earnings

July 15, 2003

custody joint venture ABN AMRO Mellon Global Securities Services B.V. The formation of this joint venture resulted in a $14 million reduction in fee revenue in the first six months of 2003 compared with the first six months of 2002.

Gross joint venture fee revenue (supplemental information)

The Corporation accounts for its interests in joint ventures under the equity method of accounting, with its share of the net results recorded primarily as trust and investment fee revenue. The Corporation’s portion of gross joint venture fee revenue and expenses are not included in the Corporation’s reported fee revenue and operating expense. The following table presents the components of gross joint venture fee revenue for informational purposes to show the trend of revenue growth in the Corporation’s joint ventures.

Gross joint venture fee revenue	Quarter ended			Six months ended
(in millions)	June 30, 2003(a)	March 31, 2003(a)	June 30, 2002	June 30, 2003(a)	June 30, 2002

Trust and investment gross joint venture fee revenue	$96	$94	$73	$190	$144
Foreign exchange gross joint venture fee revenue	5	4	4	9	8

Total gross joint venture fee revenue	$101	$98	$77	$199	$152

(a)	Includes results of the joint venture with ABN AMRO, which was formed on Dec. 31, 2002, and which is accounted for under the equity method of accounting beginning in 2003.

Net Interest Revenue

	Quarter ended			Six months ended
(dollar amounts in millions)	June 30, 2003(a)	March 31, 2003(a)	June 30, 2002	June 30, 2003	June 30, 2002

Net interest revenue (FTE)	$168	$160	$156	$328	$314
Net interest margin (FTE)	2.94%	2.74%	2.76%	2.84%	2.84%
Average money market investments	$2,765	$3,122	$2,128	$2,943	$2,331
Average trading account securities	761	814	748	787	718
Average securities	11,655	11,740	9,982	11,697	9,725
Average loans	7,915	8,212	9,662	8,063	9,372
Funds allocated to discontinued operations	—	—	246	—	360

Average interest-earning assets	$23,096	$23,888	$22,766	$23,490	$22,506

Note: FTE denotes presentation on a fully taxable equivalent basis.

Net interest revenue on a fully taxable equivalent basis increased $8 million, or 5%, in the second quarter of 2003 compared with the first quarter of 2003 and $12 million, or 8%, compared with the second quarter of 2002. The increases resulted from a higher net interest margin due to numerous factors including higher demand and money market deposits. The increase compared with the second quarter 2002 was partially offset by the impact of the Dec. 31, 2002, formation of the ABN AMRO Mellon global custody joint venture which resulted in a $3 million reduction in net interest revenue compared with the second quarter of 2002.

Net interest revenue on a fully taxable equivalent basis increased $14 million in the first six months of 2003 compared with the first six months of 2002, primarily resulting from a higher level of interest-earning assets, which more than offset a $9 million reduction due to the formation of the ABN AMRO joint venture.

Mellon Reports Earnings

July 15, 2003

Operating Expense

	Quarter ended			Six months ended
(dollar amounts in millions)	June 30, 2003	March 31, 2003	June 30, 2002	June 30, 2003	June 30, 2002

Staff expense:
Compensation	$324	$327	$322	$651	$647
Employee benefits	58	59	39	117	76
Incentive (a)	78	67	97	145	211

Total staff expense	$460	$453	$458	$913	$934
Professional, legal and other purchased services	109	92	94	201	177
Net occupancy expense	65	64	60	129	123
Equipment expense	50	54	53	104	109
Business development	26	25	34	51	66
Communications expense	29	27	30	56	58
Amortization of other intangible assets	4	5	4	9	7
Other expense	40	38	27	78	58

Total operating expense	$783	$758	$760	$1,541	$1,532

Efficiency ratio (b)	76%	75%	70%	75%	70%

Average full-time equivalent staff	23,000	23,500	24,100	23,300	24,000
Period-end headcount (c)	21,700	22,200	22,700	21,700	22,700

(a)	Effective Jan. 1, 2003, the Corporation began recording an expense for the estimated fair value of stock options using the prospective method under transitional guidance provided in the Statements of Financial Accounting Standards (SFAS) No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure.” Stock option expense totaled less than $1 million in the second quarter of 2003 and approximately $1 million in the first six months of 2003.
(b)	Operating expense as a percentage of fee and net interest revenue, computed on a taxable equivalent basis, excluding gains on the sales of securities.
(c)	Period-end headcount does not include the equivalent staff impact of temporaries, contractors or overtime, which are included in average full-time equivalent staff.

Operating expense totaled $783 million in the second quarter of 2003, an increase of $25 million, or 3%, compared with the first quarter of 2003. This increase primarily reflected higher professional, legal and other purchased services expense, higher incentive and severance expense and a $5 million charge at a subsidiary in Australia related to the reconciliation of client accounts related to actions which principally occurred prior to the increase in the Corporation’s ownership from 30% to 100% of the company. The increase in professional, legal and other purchased services was due in part to expenses incurred in support of business growth and a higher level of out-of-pocket client reimbursable expenses. Reimbursable out-of-pocket expenses, the reimbursement of which is recorded in revenue, totaled $31 million in the second quarter 2003 compared with $25 million in the first quarter 2003 and $33 million in the second quarter 2002. Incentive expense increased $11 million and severance expense (included in compensation expense above) increased $4 million, while base compensation expense was $7 million lower reflecting a reduction in headcount of 500. In addition, the translation impact of the weaker dollar on non-U.S. expenses accounted for a $3 million increase in expenses.

Mellon Reports Earnings

July 15, 2003

Operating expense increased $23 million, or 3%, compared with the second quarter of 2002 primarily due to higher employee benefits expense for pension and medical benefits, an increase in professional, legal and other purchased services, higher severance, the operational error discussed previously, and a $9 million translation impact from the weaker dollar on non-U.S. expenses. The increase was partially offset by the impact of the formation of the ABN AMRO Mellon joint venture, lower advertising and travel expenses and lower incentive and base compensation expense. The formation of the ABN AMRO Mellon global custody joint venture resulted in a $9 million reduction in operating expenses compared with the second quarter of 2002.

Operating expense for the first six months of 2003 totaled $1.541 billion, a $9 million, or 1%, increase compared with the first six months of 2002, as lower incentive and base compensation expense, lower advertising and travel expense and a $17 million expense reduction due to the formation of the ABN AMRO Mellon joint venture primarily offset the impact of a lower pension credit and higher medical and other benefits expenses, higher professional, legal and other purchased services and the translation impact of a weaker dollar.

Income Taxes

The Corporation’s effective tax rate on income from continuing operations was 31.4% in the second quarter of 2003, compared with 32.8% for the full-year 2002. It is currently anticipated that the effective tax rate will remain approximately the same as the second quarter of 2003 for the balance of 2003.

Business Sectors

The Corporation’s business sectors reflect its management structure, the characteristics of its products and services, and the classes of customers to which those products and services are delivered. The Corporation’s lines of business serve two major classes of customers — high net worth individuals/families, and large institutional customers. Lines of business that offer similar or related products and services to common or similar customer decision makers have been aggregated into six core business sectors. In addition, Other Activity, as discussed further on page 17, consists of all activities not aggregated in the Corporation’s core business sectors. In the first quarter of 2003, the Corporation revised its capital allocations to the core sectors to better reflect the economic capital required for these businesses, and in anticipation of an increase in required capital as proposed by the new Basel accord.

Mellon Reports Earnings

July 15, 2003

Business Sectors—Quarterly data

(dollar amounts in millions, presented on an FTE basis)

Sector	Total Revenue			Income Before Taxes			Pre-tax Operating Margin
	2Q03	1Q03	2Q02	2Q03	1Q03	2Q02	2Q03		1Q03		2Q02
Asset Management:
Institutional Asset Management	$142	$122	$131	$27	$8	$22	19%		6%		17%
Mutual Funds	121	122	144	42	45	58	35		37		40
Private Wealth Management	132	131	135	59	63	69	45		48		51

Total Asset Management Group	395	375	410	128	116	149	32		31		36

Corporate & Institutional Services:
Asset Servicing	171	169	192	42	42	57	25		25		30
Human Resources Services	256	250	273	(2)	1	17	(1)		—		6
Treasury Services	213	211	212	93	88	95	44		42		45

Total Corporate & Institutional Services Group	640	630	677	133	131	169	21		21		25

Total Core Business Sectors	$1,035	$1,005	$1,087	$261	$247	$318	25%		25%		29%
Other Activity	19	16	4	7	12	(147)	N/	M	N/	M	N/	M

Consolidated Results	$1,054	$1,021	$1,091	$268	$259	$171	25%		25%		16%

N/M — Not meaningful for this disclosure.

Business Sectors—Year-to-date data

(dollar amounts in millions, presented on an FTE basis)

Sector	Total Revenue		Income Before Taxes		Pre-tax Operating Margin
	YTD03	YTD02	YTD03	YTD02	YTD03		YTD02
Asset Management:
Institutional Asset Management	$264	$278	$35	$52	13%		19%
Mutual Funds	243	286	87	116	36		41
Private Wealth Management	263	272	122	135	46		50

Total Asset Management Group	770	836	244	303	32		36

Corporate & Institutional Services:
Asset Servicing	340	374	84	110	25		29
Human Resources Services	506	547	(1)	39	—		7
Treasury Services	424	412	181	182	43		44

Total Corporate & Institutional Services Group	1,270	1,333	264	331	21		25

Total Core Business Sectors	$2,040	$2,169	$508	$634	25%		29%
Other Activity	35	33	19	(128)	N/	M	N/	M

Consolidated Results	$2,075	$2,202	$527	$506	25%		23%

N/M — Not meaningful for this disclosure.

Mellon Reports Earnings

July 15, 2003

Asset Management Group

The Corporation’s Asset Management Group consists of those lines of business which offer investment management and wealth management services to large corporations, institutional customers and high net worth individuals, aggregated into three business sectors — Institutional Asset Management, Mutual Funds and Private Wealth Management. Institutional Asset Management is comprised of Mellon Institutional Asset Management (MIAM), which consists of a number of asset management companies offering a broad range of equity, fixed income, hedge and liquidity management products; and Mellon Global Investments (MGI), which distributes investment management products internationally. Mutual Funds consists of all the activities associated with the Dreyfus/Founders complex of mutual funds. Private Wealth Management provides investment management, wealth management, and comprehensive banking services for high net worth individuals, families, family offices, charitable gift programs, endowments, foundations, professionals and entrepreneurs.

Results for the Asset Management Group for the second quarter of 2003 compared with the first quarter of 2003 reflect a 10% (unannualized) increase in income before taxes, as a 6% increase in revenue more than offset a 3% increase in expenses. The increase in revenue is due to the impact of improved equity markets and a higher level of performance and investment management fees in the Institutional Asset Management sector. Investment management fees are based on the market value of assets under management. As shown in the table on page 8, assets under management increased $46 billion from March 31, 2003, resulting from market appreciation and net inflows of funds. Equity market levels, as represented by the S&P 500 Index, increased 15% on a period end basis and 9% on an average basis compared with the quarter ended March 31, 2003. The Group’s expense increase resulted from higher professional, legal and other purchased services, incentive and occupancy expense.

Results for the Asset Management Group for the second quarter of 2003 compared with the second quarter of 2002 reflect a 14% decrease in income before taxes, resulting from a 3% decrease in revenue and a 2% increase in expenses. The decrease in revenue primarily resulted from a lower average level of equity funds in the Mutual Fund sector, partially offset by an increase in revenue in the Institutional Asset Management sector primarily due to higher performance fees. Equity market levels, as represented by the S&P 500 Index, decreased 2% on a period end basis and 12% on an average basis compared with the quarter ended June 30, 2002. The increase in expenses primarily resulted from the translation impact of the weaker dollar on non-U.S. expenses within the Institutional Asset Management sector, as well as increased occupancy expense related to the build-out of wealth offices in the Private Wealth Management sector, which more than offset lower incentive and advertising expenses in the Mutual Funds sector.

Mellon Reports Earnings

July 15, 2003

Corporate & Institutional Services Group

The Corporation’s Corporate & Institutional Services Group consists of those lines of business which offer trust and custody and related services, as well as services for investment managers; human resources consulting, outsourcing and investor services; and treasury-related services to large corporations, institutions and government and other not-for-profit entities. Those lines of business have been aggregated into three business sectors — Asset Servicing, Human Resources Services and Treasury Services. Asset Servicing includes institutional trust and custody and related services such as foreign exchange and derivative products, securities lending, backoffice outsourcing, performance measurement, benefits disbursements, transition management, commission recapture, transfer agency, fund accounting and administration and web-based investment management software. The Human Resources (HR) Services sector provides human resources consulting, outsourcing and administrative services that leverage technology to support client HR administration and employee benefit plan administration, as well as investor services such as shareholder and securities transfer services. Treasury Services includes global cash management, credit products for large corporations, insurance premium financing, commercial real estate lending, corporate finance, securities underwriting and trading and activities of Mellon 1st Business Bank, National Association, in California.

Results for the Corporate & Institutional Services Group compared with the first quarter of 2003 reflect a 2% increase in income before taxes, as the impact of a 2% increase in revenue and lower credit quality expense more than offset a 2% increase in expenses. The revenue increase was due in large part to a 3% increase in the HR Services sector, reflecting higher revenue relating to seasonal out-of-pocket expense reimbursements from clients. Increased revenue in the Asset Servicing sector from a seasonal increase in securities lending fees, net new business and a favorable market impact were partially offset by lower foreign exchange revenue. The increase in expenses primarily reflected severance expense and higher seasonal out-of-pocket client reimbursable expenses in the HR Services sector.

Results for the Corporate & Institutional Services Group for the second quarter of 2003 compared with the second quarter of 2002 reflect a 6% decrease in revenue and slightly lower expenses, resulting in a 21% decrease in income before taxes. Revenue and expenses were impacted by the formation of the ABN AMRO Mellon global custody joint venture in the Asset Servicing sector. Excluding the impact of this joint venture, revenue in this sector decreased 6%, primarily from lower foreign exchange revenue and a slowdown in spending for professional and license fees for software products offered by Eagle Investment Systems, which more than offset growth in institutional trust and custody fees from net new business wins. Revenue decreased 6% in the HR Services sector due primarily to the loss of revenues from former Unifi Network customers that had indicated their decision to terminate business prior to the closing of the acquisition in 2002, a slowdown in discretionary spending by large corporate customers and a lower number of benefit plan participants and transaction volumes. The Treasury Services sector showed a 1% increase in revenue due primarily to higher cash management fees.

Mellon Reports Earnings

July 15, 2003

Other Activity

Other Activity includes results for large ticket leasing, which is in a runoff mode, and certain lending relationships that are part of the Corporation’s business exits strategy; the results of Mellon Ventures, the Corporation’s venture capital group; and business activities or utilities, including Corporate Treasury, that are not separate lines of business or have not been fully allocated for management reporting purposes to the core business sectors.

Included in Other Activity in the second quarter of 2003 is $21 million of gains from the sale of securities undertaken to reduce the exposure of the portfolio to mortgage prepayments, and the $5 million charge for reconciliation of client accounts in Australia previously discussed. Results in Other Activity for the first quarter of 2003 included $11 million of gains from the sale of securities. Results for the second quarter of 2002 included the $160 million provision for credit losses associated in large part with credit exposure related to customers that had been associated with allegations of accounting irregularities.

In accordance with the Corporation’s management accounting reporting practices, credit quality expense (revenue) for the core sectors is presented on a net charge-off basis, and totaled less than $1 million in the second quarter of 2003. Credit quality expense (revenue) in Other Activity represents the Corporation’s provision for credit losses in excess of net charge-offs recorded in the core business sectors. When a determination is made that a borrowing arrangement does not meet the Corporation’s relationship strategy criteria, it is moved to business exits in Other Activity and managed under an exit strategy. Any subsequent credit quality expense (revenue) is reported in Other Activity and not in the core sectors. The Corporation’s business exits strategy is to exit all credit relationships for which a broad fee-based relationship resulting from the cross-sale of the Corporation’s fee-based services does not exist, or for which the customer does not meet the Corporation’s credit quality criteria. The loans and leases transferred to this classification include the Corporation’s large ticket lease portfolio, which was principally transaction based; selected types of loans which were also transaction based (leveraged loans, project financings); and loans to companies where a broad fee-based relationship does not exist or for which the customer does not meet the Corporation’s credit quality criteria. The Corporation will not renew its credit relationship with such companies when the respective contractual commitment periods end. The Corporation may consider selling remaining commitments on a case-by-case basis as opportunities arise.

Mellon Reports Earnings

July 15, 2003

Unfunded Commitments To Extend Credit—By Industry Sector

Unfunded commitments to extend credit totaled $17.1 billion at June 30, 2003, a $1.1 billion, or 6%, reduction compared with March 31, 2003. These decreases resulted from the reduction or elimination of exposure at the maturity of the commitment, and from sales.

Unfunded commitments to extend credit at June 30, 2003

(dollar amounts in millions)

	Unfunded commitments to extend credit
	Number of customers (b)	Commitments	Investment grade (c)		Commitment expiration		Memo: Loans
Industry sector (a)					<1 year	>1 year
Large corporate:
Financial institutions	28	$1,800	100%		$1,446	$354	$201
Captive finance companies	10	920	98%		728	192	29
Insurance	41	1,718	100%		1,058	660	48
Electric and gas utilities	45	1,198	99%		790	408	139
Investment management companies	26	961	100%		827	134	86
Services	30	927	99%		652	275	84
Energy	26	866	98%		495	371	34
Cable/media	20	668	89%		200	468	155
Electrical and electronic equipment	16	636	90%		296	340	62
Chemicals	22	611	92%		257	354	60
Food and kindred products	9	514	97%		130	384	32
Metals	9	509	96%		195	314	15
All other	168	4,610	93%		2,005	2,605	1,573

Total commercial and financial – large corporate	450	$15,938	96%		$9,079	$6,859	$2,518
Total commercial and financial – other (d)	1,305	$557	40%		$488	$69	$1,977

Total (e)	1,755	$16,495	94%		$9,567	$6,928	$4,495
Commercial real estate	194	397	58%		128	269	2,193
Personal	N/M	250	N/	M	203	47	1,004

Total	N/M	$17,142	N/	M	$9,898	$7,244	$7,692

(a)	The industry sectors shown are those that comprise $500 million or more of unfunded commercial and financial commitments.
(b)	Number of customers represents those customers with available commitments.
(c)	Investment grade commitments are those where the customer has a Moody’s long-term rating of Baa3 or better, and/or a Standard and Poor’s long-term rating of BBB- or better, or if unrated, has been assigned an equivalent rating using the Corporation’s internal risk rating. The percentages in the table are based upon the dollar amounts of investment grade commitments as a percentage of the related dollar amount of commitments for each industry sector.
(d)	Includes commitments originated by Mellon United National Bank ($105 million) and Mellon 1st Business Bank, National Association ($452 million).
(e)	Includes commercial and financial, lease finance and international commitments.

N/M — Not meaningful for this disclosure.

Mellon Reports Earnings

July 15, 2003

Nonperforming Assets

(dollar amounts in millions)	June 30, 2003		March 31, 2003	Dec. 31, 2002	June 30, 2002

Nonperforming loans:
Commercial and financial	$57		$42	$54	$160
Personal	3		3	3	4
Commercial real estate	—		—	—	11

Total nonperforming loans	60		45	57	175
Acquired property:
Real estate acquired	1		1	2	1
Other assets acquired	—		—	—	—

Total acquired property	1		1	2	1

Total nonperforming assets	$61		$46	$59	$176

Nonperforming loans as a percentage of total loans	.77%		.58%	.68%	1.78%
Nonperforming assets as a percentage of total loans and net acquired property	.79%		.59%	.70%	1.79%
Nonperforming assets as a percentage of Tier I capital plus the reserve for loan losses	2.52	%(a)	2.01%	2.66%	7.55%

(a)	Estimated.

The $15 million increase in nonperforming assets compared with March 31, 2003, resulted primarily from the addition of a $12 million loan to a cable television operator to nonperforming status. The $115 million decrease compared to June 30, 2002, primarily resulted from credit losses and sale of portions of a $100 million loan to WorldCom, Inc. Of the $61 million balance of total nonperforming assets at June 30, 2003, $37 million was to a California-based electric and natural gas utility company that voluntarily filed for Chapter 11 bankruptcy protection in the second quarter of 2001, $12 million was to the cable television operator, $4 million remains of the loan to WorldCom, Inc. and $8 million consists of various smaller loans and acquired assets. The Corporation believes the loss content of the loans on nonperforming status to not be significant based on recent market prices for the loans and the fact that loans totaling $52 million have remained current with respect to interest payments. Where applicable, the Corporation has evaluated these loans for impairment and concluded that the impairment reserve needed is minimal.

Mellon Reports Earnings

July 15, 2003

Provision and Reserve for Credit Exposure

	Quarter ended			Six months ended
(dollar amounts in millions)	June 30, 2003	March 31, 2003	June 30, 2002	June 30, 2003	June 30, 2002

Reserve for loan losses:
Balance at beginning of period	$114	$127	$106	$127	$96
Net credit losses (a)	(2)	(2)	(7)	(4)	(10)
Net change in reserves from transfers and other activity	—	—	3	—	12
Provision for loan losses	1	(11)	140	(10)	144

Balance at end of period	$113	$114	$242	$113	$242

Reserve for unfunded commitments:
Balance at beginning of period	$64	$52	$32	$52	$42
Loss on sale of commitments	—	(3)	—	(3)	—
Net change in reserves from transfers and other activity	—	—	(1)	—	(11)
Provision for unfunded commitments	2	15	20	17	20

Balance at end of period	$66	$64	$51	$66	$51

Total reserve for credit exposure	$179	$178	$293	$179	$293

Annualized net credit losses to average loans	.11%	.09%	.26%	.10%	.21%

Reserve for loan losses:
As a percentage of total loans (b)	1.46%	1.46%	2.47%
As a percentage of nonperforming loans (b)	189%	253%	138%

(a)	Includes write-downs resulting from loan sales. Substantially all of the net credit losses relate to commercial and financial loans.
(b)	At period end.

The provision for credit losses totaled $3 million in the second quarter of 2003, compared with $4 million in the first quarter of 2003. The provision for credit losses totaled $160 million in the second quarter of 2002, recorded in large part for credit exposure related to customers that had been associated with allegations of accounting irregularities.

Mellon Reports Earnings

July 15, 2003

Selected Capital Data

(dollar amounts in millions, except per share amounts; common shares in thousands)	June 30, 2003		Dec. 31, 2002	June 30, 2002

Total shareholders’ equity	$3,624		$3,395	$3,271
Total shareholders’ equity to assets ratio	9.31%		9.37%	9.66%

Tangible shareholders’ equity	$1,908		$1,681	$1,636
Tangible shareholders’ equity to assets ratio (a)	5.13%		4.87%	5.08%

Tier I capital ratio	7.8%	(b)	7.87%	7.72%	(c)
Total (Tier I plus Tier II) capital ratio	12.4%	(b)	12.48%	12.67%	(c)
Leverage capital ratio	7.2%	(b)	6.55%	6.69%	(c)

Book value per common share	$8.42		$7.88	$7.52
Tangible book value per common share	$4.43		$3.90	$3.76

Closing common stock price per share	$27.75		$26.11	$31.43
Market capitalization	$11,950		$11,248	$13,677
Common shares outstanding	430,616		430,782	435,151

(a)	Shareholders’ equity plus minority interest less goodwill and intangible assets divided by total assets less goodwill and intangible assets. Minority interest totaled $13 million, $17 million and $24 million, respectively. The amount of goodwill and intangible assets subtracted from shareholders’ equity and total assets is net of the tax benefit. Tax benefits related to tax deductible goodwill and intangible assets totaled $451 million, $448 million and $397 million, respectively.
(b)	Estimated.
(c)	Includes discontinued operations.

The Corporation’s capital ratios at June 30, 2003, compared with Dec. 31, 2002, and June 30, 2002, reflect the impact of a higher level of period-end assets and common stock repurchases, net of reissuances, offset in part by the effect of earnings retention. The higher level of period-end assets at June 30, 2003, resulted from a higher level of deposits, which are expected to return to a more typical level in subsequent months. The tangible shareholders’ equity to assets ratio, computed by using average tangible assets for the quarter, was 5.85% at June 30, 2003. This compared with the ratio of 5.13% at June 30, 2003, computed by using period-end tangible assets at June 30, 2003. In addition, the Tier I and Total capital ratios were impacted by an increase in the guarantee provided to the ABN AMRO Mellon joint venture. The guarantee at June 30, 2003 resulted in lower Tier I and Total capital ratios of approximately 100 basis points and 160 basis points, respectively, a portion of which was due to seasonal securities lending activity.

During the second quarter of 2003, 2.2 million shares of common stock were repurchased at a purchase price of $58 million for an average share price of $26.76, completing the November 2001 share repurchase program. Share repurchases in the first six months of 2003 totaled 3.5 million shares at a purchase price of $86 million for an average share price of $24.79. At June 30, 2003, an additional 23.5 million common shares were available for repurchase under a repurchase program authorized by the Board of Directors in October 2002.

Mellon Reports Earnings

July 15, 2003

Discontinued Operations

In 2002, the Corporation exited all lines of business serving two defined major classes of customers—retail consumer and small business/middle market customers. The financial results of these businesses are reported as discontinued operations. Following the dispositions, the Corporation’s remaining lines of business serve two defined major classes of customers—high net worth individuals/families and large institutional customers.

In accordance with generally accepted accounting principles (GAAP), earnings, assets and liabilities of the discontinued businesses are shown separately in the income statement and balance sheet, respectively, for all periods presented, where applicable. All information in this earnings release reflects continuing operations, before the cumulative effect of a change in accounting principle recorded in the first quarter of 2003, unless otherwise noted. Because the lines of business included in discontinued operations were discrete lines of business serving classes of customers no longer served by the Corporation’s continuing lines of business, the disposition of these businesses has no material impact on continuing operations going forward. After-tax gains of $2 million were recorded in the second quarter of 2003, $1 million in the first quarter of 2003 and $2 million in the second quarter of 2002, primarily resulting from favorable resolution of sale-related estimates made at the time of disposition. As of Sept. 30, 2002, there were no remaining assets or liabilities of discontinued operations.

Cumulative effect of a change in accounting principle

On Jan. 1, 2003, the Corporation adopted SFAS No. 143, “Accounting for Asset Retirement Obligations.” SFAS No. 143 requires an entity to record a liability for an obligation associated with the retirement of an asset and for certain lease transaction obligations at the time the liability is incurred by capitalizing the cost and depreciating it over the remaining useful life of that asset. The initial application of SFAS No. 143 is reported as a cumulative effect of a change in accounting principle in the income statement. The Corporation recognized a one-time after-tax charge of $7 million, or $.01 per share (pre-tax cost of $11 million), in the first quarter of 2003, for the establishment of a liability for obligations to restore leased facilities, principally outside the U.S., to their original condition at the end of the leases. The annual ongoing impact of this accounting standard, based on leases presently in effect, is an increase in occupancy expense of approximately $2 million pre-tax.

Mellon Reports Earnings

July 15, 2003

CONDENSED CONSOLIDATED INCOME STATEMENT

Mellon Financial Corporation

	Quarter ended			Six months ended
(in millions, except per share amounts)	June 30, 2003	March 31, 2003	June 30, 2002	June 30, 2003	June 30, 2002
Noninterest revenue
Trust and investment fee revenue	$717	$682	$768	$1,399	$1,543
Cash management revenue	74	75	71	149	139
Foreign exchange revenue	28	38	37	66	72
Securities trading revenue	4	5	6	9	10
Financing-related revenue	38	32	38	70	72
Equity investment revenue	(18)	3	(5)	(15)	16
Other revenue	10	6	8	16	14

Total fee and other revenue	853	841	923	1,694	1,866
Gains on sales of securities	21	11	—	32	—

Total noninterest revenue	874	852	923	1,726	1,866
Net interest revenue
Interest revenue	260	252	275	512	544
Interest expense	96	96	123	192	236

Net interest revenue	164	156	152	320	308
Provision for credit losses	3	4	160	7	164

Net interest revenue after provision for credit losses	161	152	(8)	313	144
Operating expense
Staff expense	460	453	458	913	934
Professional, legal and other purchased services	109	92	94	201	177
Net occupancy expense	65	64	60	129	123
Equipment expense	50	54	53	104	109
Business development	26	25	34	51	66
Communications expense	29	27	30	56	58
Amortization of intangible assets	4	5	4	9	7
Other expense	40	38	27	78	58

Total operating expense	783	758	760	1,541	1,532

Income
Income from continuing operations before income taxes and cumulative effect of accounting change	252	246	155	498	478
Provision for income taxes	79	79	49	158	161

Income from continuing operations before cumulative effect of accounting change	173	167	106	340	317
Cumulative effect of accounting change, net of tax	—	(7)	—	(7)	—

Income from continuing operations	173	160	106	333	317
Discontinued operations:
Income from operations after tax	—	—	1	—	3
Net gain on disposals after tax	2	1	2	3	5

Income from discontinued operations (net of applicable tax expense of $1, $1, $1, $2 and $4)	2	1	3	3	8

Net income	$175	$161	$109	$336	$325

Earnings per share
Basic:
Income from continuing operations before cumulative effect of accounting change	$.40	$.39	$.24	$.79	$.72
Cumulative effect of accounting change	—	(.02)	—	(.02)	—

Continuing operations	$.40	$.37	$.24	$.77	$.72
Net income	$.41	$.37	$.25	$.78	$.74

Diluted:
Income from continuing operations before cumulative effect of accounting change	$.40	$.38	$.24	$.78	$.71
Cumulative effect of accounting change	—	(.01)	—	(.01)	—

Continuing operations	$.40	$.37	$.24	$.77	$.71
Net income	$.41	$.37	$.25	$.78	$.73

Mellon Reports Earnings

July 15, 2003

CONDENSED CONSOLIDATED BALANCE SHEET

Mellon Financial Corporation

(dollar amounts in millions)	June 30, 2003	Dec. 31, 2002	June 30, 2002

Assets
Cash and due from banks	$3,026	$2,728	$2,813
Money market investments	5,739	4,160	2,277
Trading account securities	707	792	719
Securities available for sale	12,538	11,054	9,515
Investment securities (approximate fair value of $431, $548, and $670)	415	527	648
Loans	7,692	8,438	9,819
Reserve for loan losses	(113)	(127)	(242)

Net loans	7,579	8,311	9,577
Premises and equipment	696	704	701
Goodwill	2,074	2,065	1,954
Other intangibles	106	114	102
Assets of discontinued operations	—	—	54
Other assets	6,064	5,776	5,506

Total assets	$38,944	$36,231	$33,866

Liabilities
Deposits	$24,495	$22,657	$19,596
Short-term borrowings	1,823	1,569	2,447
Other liabilities	3,624	3,069	2,906
Notes and debentures (with original maturities over one year)	4,320	4,493	4,492
Trust-preferred securities	1,058	1,048	1,006
Liabilities of discontinued operations	—	—	148

Total liabilities	35,320	32,836	30,595

Shareholders’ equity
Common stock—$.50 par value
Authorized—800,000,000 shares, Issued – 588,661,920 shares	294	294	294
Additional paid-in capital	1,890	1,886	1,878
Retained earnings	5,705	5,514	5,268
Accumulated unrealized gain, net of tax	80	41	56
Treasury stock of 158,046,228; 157,880,343; and 153,511,227 shares at cost	(4,345)	(4,340)	(4,225)

Total shareholders’ equity	3,624	3,395	3,271

Total liabilities and shareholders’ equity	$38,944	$36,231	$33,866